EXHIBIT 10.2

FHLBank San Francisco
2012 EXECUTIVE INCENTIVE PLAN

PLAN PURPOSE
To optimize individual and Bank performance in accomplishing Board-approved goals and objectives.

PLAN OBJECTIVES
To motivate Bank executives to exceed individual and Bank goals that support the Bank's mission and strategic plan. To attract and retain outstanding executives by providing a competitive total compensation program, including an annual incentive award opportunity.

ELIGIBILITY
Participants are Bank executive officers whose performance has a major impact on the Bank's success. The 2012 participants are the incumbents in the Bank's senior officer positions, including:

Executive Vice President
Senior Vice President, Chief Risk Officer and Senior Vice President, Chief Credit and Collateral Risk Management Officer
Senior Vice Presidents (excluding the Senior Vice President, Director of Internal Audit - participates in the Audit Executive Incentive Plan)

Participants must be employed by the Bank through December 31, 2012 to be eligible for an incentive award under the 2012 plan. Participants hired, promoted, or who have a leave of absence during the plan year are eligible to participate on a pro-rata basis. Participants hired or promoted on or after October 1st may be eligible to participate during the current plan year at the discretion of the Board.

INCENTIVE GOALS AND MEASURES

Incentive Goals
For each participant there are individual goals and Bank goals, which are weighted for each participant. The individual goals support the Bank-wide goals (See 2012 Short-Term Incentive Plan Goals and Measures) and objectives.

The three Bank goals for 2012 are:

1.	2012 Risk Management Goal: Complete the 2012 Enterprise Risk Management Governance Program Deliverables.

2.
2012 Franchise Enhancement Goal: Position the Bank and the FHLBank System to remain an integral component of the changing housing and financial services markets. Continue to meet the Bank's mission objectives within these markets as they are currently structured, but also influence and adapt to structural changes in those markets.

3.	2012 Community Investment Goal: Support and promote the Bank's Affordable Housing Program and Community Investment Programs.

Incentive Goal Achievement Measures
The plan rewards levels of goal achievement are as follows:

Achievement Level	Measure Definition
Far Exceeds	The most optimistic achievement level that far exceeds expected performance.
Exceeds	An optimistic achievement level that exceeds expected performance.
Meets	Performance that is expected under the Bank's Plan.
Threshold	Minimum level of performance that must be achieved for awards to be paid.

Actual achievement of Bank goals is subject to adjustment for changes resulting from changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board. Impacts of OTTI credit charges are excluded from the Meets achievement level and measurement of performance for the Adjusted Return on Capital Spread component of the Franchise Enhancement Goal. Impacts of dividend benchmark variances to plan are excluded from the measurement of Adjusted Return on Capital Spread performance.

AWARD DETERMINATION AND OPPORTUNITY
All plan participant awards will be based on success in achieving individual and Bank goals, and on overall performance. In the case of the Bank goals, the same achievement levels apply to all participants. At yearend, accomplishments will be assessed and a percentage of achievement will be determined for each goal and any award determination will be at the discretion of the Board.

			Award Range (Percentage of 2012 Base Salary)
Percentage of Goal Achievement Scale	Achievement Levels		EVP/SVP
0% - 150%	150%	= Far Exceeds	50.0%
	125%	= Exceeds	48.0%
	100%	= Meets	40.0%
	75%	= Threshold	20.0%

For each goal, the percentage of achievement will be multiplied by the applicable goal weights. Each weighted achievement will then be added to determine the total weighted achievement. The basis for each participant's award opportunity is total weighted achievement. Total weighted achievement from Threshold achievement level (75-99%) is below the Meets achievement level and, therefore, results in an award less than one granted for achieving the Meets achievement level. Total weighted achievement below the Threshold achievement level normally will not result in an incentive award. The Board of Directors has full discretion to modify any and all incentive payments. Incentive compensation reductions may be made, but are not limited to the following circumstances: (i) if errors or omissions result in material revisions to the Bank's financial results, information submitted to a regulatory or a reporting agency, or information used to determine incentive compensation payouts; (ii) if information submitted to a regulatory or a reporting agency is untimely; or, (iii) if the Bank does not make appropriate progress in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.

APPROVAL OF INCENTIVE AWARDS
All incentive awards must be approved by the President and the Board of Directors prior to payment. The Board of Directors has the discretion to approve any award, including an award for achievement below Threshold. Awards will be considered by the Board of Directors at the January 2013 Board meeting, or as soon thereafter as reasonably practicable.

PLAN ADMINISTRATION AND IMPLEMENTATION
The President is responsible for overseeing the administration and interpretation of the Plan.

2012 Executive Officer Goal Weights
	Executive Vice President		Senior Vice Presidents, Chief Risk Officer & Chief Credit and Collateral Risk Management Officer		Senior Vice Presidents
	Corporate Goal Weights	Goal Weight (includes individual goals)	Corporate Goal Weights	Goal Weight (includes individual goals)	Corporate Goal Weights	Goal Weight (includes individual goals)
Individual	N/A	20.0%	N/A	30.0%	N/A	30.0%
Risk Management	30.0%	24.0%	60.0%	42.0%	30.0%	21.0%
Franchise Enhancement	50.0%	40.0%	26.0%	18.2%	50.0%	35.0%
Community Investment	20.0%	16.0%	14.0%	9.8%	20.0%	14.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Payments under this plan are subject to approval by the Board of Directors. Any awards will be distributed as soon as administratively possible following the effective date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank's discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may be subject to the Agency's approval under applicable laws and regulations in effect from time to time.

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